Exhibit (h)(11)

AMENDED & RESTATED

APPENDIX A

TO THE ADMINISTRATIVE AND SHAREHOLDER SERVICING AGREEMENT

This Amended and Restated Appendix A, as amended August 16, 2017 (“Appendix A”), to the Administrative and Shareholder and Servicing Agreement dated April 30, 2009 and amended May 22, 2012 (the “Agreement”), is effective as of August 16, 2017, and supersedes any prior Appendix A to the Agreement.

InvestEd Aggressive Portfolio

InvestEd Balanced Portfolio

InvestEd Conservative Portfolio

InvestEd Fixed Income Portfolio

InvestEd Growth Portfolio

InvestEd Income Portfolio